UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TRANE INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3465896
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One Centennial Avenue P.O. Box 6820 Piscataway, NJ	08855-6820
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights (associated with the Common Stock)	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

On December 15, 2007, Trane Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Ingersoll-Rand Company Limited, a Bermuda corporation (“Parent”), and Indian Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement. In connection with the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company authorized, and the Company entered into, Amendment No. 4 (the “Amendment”) to the Rights Agreement, dated as of dated January 5, 1995, as amended by Amendment No. 1 thereto, dated January 13, 2003, Amendment No. 2 thereto, dated February 6, 2003 and Amendment No. 3 thereto, dated August 20, 2003, (the “Rights Agreement”) by and between the Company and The Bank of New York, as successor Rights Agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

The Amendment provides, among other matters, that (i) none of Parent, Merger Sub or any of their respective Affiliates or Associates shall be, become or be deemed an Acquiring Person by virtue of the approval, execution, delivery, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger, and (ii) no Stock Acquisition Time, no Distribution Date, no Section 11(a)(ii) Event and no Section 13 Event shall be deemed to have occurred by reason of the approval, execution, delivery, announcement or performance of the Merger Agreement or consummation of the transactions contemplated thereby, including the Merger. The Amendment also provides that the Rights Agreement and the Rights established thereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement).

The Rights Agreement, including the form of Rights Certificate, is filed as Exhibit (4)(xxv) to the Company’s Form 10-K for the fiscal year ended December 31, 1994, filed with the Securities and Exchange Commission (the “SEC”) on March 30, 1995 and is incorporated herein by reference. Amendment No. 1 to the Rights Agreement, dated as of January 13, 2003, by and between the Company and the Rights Agent is included as Exhibit 99.1(A) to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on February 7, 2003 and is incorporated herein by reference. Amendment No. 2 to the Rights Agreement, dated as of February 6, 2003, by and between the Company and the Rights Agent is included as Exhibit 99.1(B) to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on February 7, 2003 and is incorporated herein by reference. Amendment No. 3 to the Rights Agreement, dated as of August 20, 2003, by and between the Company and the Rights Agent is included as Exhibit 99 to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on August 21, 2003 and is incorporated herein by reference. The Amendment is filed as Exhibit 4.5 hereto and is incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits.

4.1	Rights Agreement, dated as of January 5, 1995, by and between the Company and The Bank of New York, as rights agent (incorporated by reference to Exhibit (4)(xxv) to the Company’s Form 10-K for the fiscal year ended December 31, 1994, filed with the SEC on March 30, 1995)

4.2	Amendment No. 1 to the Rights Agreement, dated as of January 13, 2003, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 99.1(A) to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on February 7, 2003)
4.3	Amendment No. 2 to the Rights Agreement, dated as of February 6, 2003, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 99.1(B) to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on February 7, 2003)
4.4	Amendment No. 3 to the Rights Agreement, dated as of August 20, 2003, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 99 to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on August 21, 2003)
4.5	Amendment No. 4 to the Rights Agreement, dated as of December 15, 2007, by and between the Company and the Rights Agent

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 17, 2007	TRANE INC.

	By:	/s/ Mary Elizabeth Gustafsson
	Name:	Mary Elizabeth Gustafsson
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Rights Agreement, dated as of January 5, 1995, by and between the Company and The Bank of New York, as rights agent (incorporated by reference to Exhibit (4)(xxv) to the Company’s Form 10-K for the fiscal year ended December 31, 1994, filed with the SEC on March 30, 1995)

4.2	Amendment No. 1 to the Rights Agreement, dated as of January 13, 2003, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 99.1(A) to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on February 7, 2003)

4.3	Amendment No. 2 to the Rights Agreement, dated as of February 6, 2003, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 99.1(B) to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on February 7, 2003)

4.4	Amendment No. 3 to the Rights Agreement, dated as of August 20, 2003, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 99 to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on August 21, 2003)

4.5	Amendment No. 4 to the Rights Agreement, dated as of December 15, 2007, by and between the Company and the Rights Agent